Exhibit 99.1

Safeguard Scientifics Receives NYSE Non-Compliance Notice

WAYNE, Pa.--(BUSINESS WIRE)--November 7, 2008--Safeguard Scientifics, Inc. (NYSE:SFE), a holding company that builds value in growth-stage technology and life sciences companies, announced today that the company has received official notification of non-compliance with continued listing standards from the New York Stock Exchange because the closing price of Safeguard common stock has averaged less than $1 per share for the 30 consecutive trading days ended November 3. The company has a period of six months to bring its average share price back above $1.00. The stock will continue to trade on the NYSE during the interim period.

“If our share price and average closing price remain under $1 per share in early 2009, our board of directors will effect a reverse stock split, as previously authorized by shareholders, to cure the non-compliance,” said Peter J. Boni, President and CEO of Safeguard. “At our 2008 annual meeting, shareholders authorized our board, at its discretion, to implement a reverse stock split at an exchange ratio of not less than 1-for-4 and not more than 1-for-8.”

The company’s operations, Securities and Exchange Commission status, and material agreements are unaffected by this notification.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE:SFE) provides growth capital for entrepreneurial and innovative technology and life sciences companies. Safeguard targets technology companies in Software as a Service (SaaS) / Internet-based Businesses, Technology-Enabled Services and Vertical Software Solutions, and life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices and Specialty Pharmaceuticals with capital requirements between $5 million and $50 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For additional information and updates about Safeguard Scientifics, please visit www.safeguard.com.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave, 610-293-0600
Vice President, Investor Relations and
Corporate Communications